As filed with the Securities and Exchange Commission on April 30, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERVALU INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0617000 (I.R.S. Employer Identification No.)
11840 Valley View Road
Eden Prairie, Minnesota 55344
(952) 828-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Burt M. Fealing
Vice President, Corporate Secretary and Chief Securities Counsel
SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
(952) 828-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Gary L. Tygesson, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-8753	Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-8830

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit	Offering Price(1)	Fee(1)
Senior Notes	$—	100%	$—	$—

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

This prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED APRIL 30, 2009

$500,000,000

     % Senior Notes due 2016

We will pay interest on the notes on May 1 and November 1 of each year, beginning on November 1, 2009. The notes will mature on May 1, 2016. We may redeem some or all of the notes at any time and from time to time at our option at the redemption price equal to the make-whole amount described under the heading “Description of the Notes — Optional Redemption.”

If we experience certain change of control events, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our future subordinated indebtedness. In addition, the notes will be effectively subordinated in right of payment to all of our subsidiaries’ obligations and subordinated in right of payment to all of our secured obligations, to the extent of the assets securing such obligations.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

		Underwriting	Proceeds (Before
	Offering	Discounts and	Expenses) to
	Price(1)	Commissions	SUPERVALU

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any from May , 2009, if settlement occurs after that date.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company (DTC), on or about May   , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Banc of America Securities LLC	Citi	RBS

Co-Managers

J.P. Morgan     Morgan Stanley     UBS Investment Bank     U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

The date of this prospectus is          , 2009.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference are accurate only as of the date of this prospectus or the respective document incorporated by reference, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, references in this prospectus to “we,” us,” “our,” “SUPERVALU” or the “company” refer to SUPERVALU INC. and its majority-owned subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents.

Any statements contained in this prospectus regarding the outlook for our businesses and their respective markets, such as projections of future performance, statements of our plans and objectives, forecasts of market trends and other matters, are forward-looking statements based on our assumptions and beliefs. Such statements may be identified by such words or phrases as “will likely result,” “are expected to,” “will continue,” “outlook,” “will benefit,” “is anticipated,” “estimate,” “project,” “management believes” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

Certain factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus. These factors include the factors discussed under the heading “Risk Factors,” the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. Since it not possible to foresee all such factors, these factors should not be considered as complete or exhaustive.

i

Economic and Industry Conditions

•	Adverse changes in economic conditions that affect consumer spending or buying habits.

•	Food and drug price inflation or deflation.

•	Increases in energy costs and commodity prices, which could impact consumer spending and buying habits and the cost of doing business.

•	The availability of favorable credit and trade terms.

•	Changes in interest rates.

•	The outcome of negotiations with partners, governments, suppliers, unions or customers.

•	Narrow profit margins in the grocery industry.

Competitive Practices

•	Our ability to attract and retain customers.

•	Our ability to hire, train or retain employees.

•	Competition from other food or drug retail chains, supercenters, non-traditional competitors and emerging alternative formats in our retail markets.

•	Declines in the retail sales activity of our supply chain services customers due to competition or increased self-distribution.

•	Changes in demographics or consumer preferences that affect consumer spending habits.

•	The impact of consolidation in the retail food and supply chain services industries.

•	The success of our promotional and sales programs and our ability to respond to the promotional practices of competitors.

•	The ability to successfully improve buying practices and shrink.

•	The increase in the penetration of our Own Brands private label program could impact identical store retail sales growth.

Food Safety

•	Events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concern, whether or not valid.

Integration of Acquired Businesses

•	Our ability to successfully combine our operations with any businesses we have acquired or may acquire, to achieve expected synergies and to minimize the diversion of management’s attention and resources.

Store Expansion and Remodeling

•	Potential delays in the development, construction or start-up of planned projects.

•	Our ability to locate suitable store or distribution center sites, negotiate acceptable purchase or lease terms and build or expand facilities in a manner that achieves appropriate returns on our capital investment.

•	The adequacy of our capital resources for future acquisitions, the expansion of existing operations or improvements to facilities.

ii

•	Our ability to make acquisitions at acceptable rates of return, assimilate acquired operations and integrate the personnel of the acquired business.

Liquidity

•	Additional funding requirements to meet anticipated debt payments and capital needs.

•	The impact of acquisitions on our level of indebtedness, debt ratings, costs and future financial flexibility.

•	The impact of the recent turmoil in the financial markets on the availability and cost of credit.

Labor Relations

•	Potential work disruptions resulting from labor disputes.

Employee Benefit Costs

•	Increased operating costs resulting from rising employee benefit costs or pension funding obligations.

Regulatory Matters

•	The ability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance with government regulations.

•	Changes in applicable laws and regulations that impose additional requirements or restrictions on the operation of our businesses.

Self-Insurance

•	Variability in actuarial projection regarding workers’ compensation and general and automobile liability.

•	Potential increase in the number or severity of claims for which we are self-insured.

•	Significant volatility in the amount and timing of payments.

Legal and Administrative Proceedings

•	Unfavorable outcomes in litigation, governmental or administrative proceedings or other disputes.

•	Adverse publicity related to such unfavorable outcomes.

Information Technology

•	Difficulties in developing, maintaining or upgrading information technology systems.

Security

•	Business disruptions or losses resulting from wartime activities, acts or threats of terror, data theft, information espionage, or other criminal activity directed at the food and drug industry, the transportation industry or computer or communications systems.

Severe Weather, Natural Disasters and Adverse Climate Changes

•	Property damage or business disruption resulting from severe weather conditions and natural disasters that affect us, our customers or suppliers.

•	Unseasonably adverse climate conditions that impact the availability or cost of certain products in the grocery supply chain.

Accounting Matters

•	Changes in accounting standards that impact our financial statements.

iii

SUMMARY

This summary represents highlights of information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to those financial statements, which are incorporated by reference, and other information appearing elsewhere or incorporated by reference in this prospectus.

SUPERVALU INC.

Our Business

We are one of the largest companies in the United States grocery channel. We operate in two segments of the grocery industry: retail food and supply chain services, which includes wholesale distribution and related logistics support services. Each segment has a different customer base, marketing strategy and management structure.

As of February 28, 2009, we conducted our retail food operations through 2,421 retail stores, including 874 combination stores (defined as food and pharmacy), 369 food stores and 1,178 limited assortment food stores, including 862 licensed limited assortment food stores and 131 fuel centers. We provide supply chain services across the United States retail grocery channel. As of February 28, 2009, we served as the primary grocery supplier to approximately 2,000 independently owned retail food stores in 49 states, in addition to our own regional banner store network, and as a secondary supplier to approximately 700 independently owned retail food stores. Our supply chain activities are supported by 22 major company-operated distribution centers, located throughout the United States.

On June 2, 2006, we acquired the core supermarket businesses of Albertson’s Inc., or Albertsons, which we refer to as the acquisition. The acquisition added approximately 1,125 stores to our retail footprint. Acquired stores operate under the banners of Acme Markets, Bristol Farms, Jewel-Osco, Shaw’s Supermarkets, Star Market and Albertsons in the Intermountain, Northwest and Southern California regions, and the related in-store pharmacies operate under the Osco and Sav-on banners. We also acquired 10 distribution centers, certain regional offices and certain corporate offices in Boise, Idaho, Glendale, Arizona and Salt Lake City, Utah. We believe the acquisition of Albertsons’ core operations was a unique strategic opportunity to acquire those assets of Albertsons that we viewed as the most attractive and profitable. In addition, the acquired stores give us a strong market presence in many key urban markets with little overlap with our legacy business. As part of the acquisition, we acquired the Albertsons, Acme Markets, Bristol Farms, Jewel, Osco, Sav-on and Shaw’s Supermarkets trademarks and trade names. The acquisition has greatly increased the size of the company and significantly changed the mix of our segment revenues and operating results.

We are focused on long-term retail growth through targeted new store development, remodel activities, licensee growth and acquisitions. During the 2009 fiscal year, we added 44 new stores through new store development and closed 97 stores.

Retail Food Operations

Our principal retail food formats include combination stores, food stores and limited assortment food stores. This multi-format approach enables us to operate in a variety of markets under widely differing competitive circumstances.

Combination and Food Stores.  Combination stores and food stores offer a grocery offering, as well as expanded sections of general merchandise and health and beauty care. Many combination stores and food stores stores also have in-store pharmacies. Our combination stores typically carry approximately 50,000 items and average approximately 60,000 square feet, while our food stores typically carry approximately 40,000 items and average approximately 40,000 square feet. Our combination and food stores operate under the Acme Markets, Albertsons, biggs, Bristol Farms, Cub Foods, Farm Fresh, Hornbacher’s, Jewel, Jewel-Osco, Lucky, Sav-on, Shaw’s Supermarkets, Shoppers Food & Pharmacy, Shop ’n Save and Star Market banners.

Limited Assortment Food Stores.  We operate limited assortment food stores primarily under the Save-A-Lot banner. Save-A-Lot holds the number one market position, based on revenues, in the extreme value grocery-retailing sector. Save-A-Lot food stores typically are approximately 15,000 square feet in size, and stock approximately 1,400 high volume custom-branded food items generally in a single size for each product sold, as well as a limited offering of general merchandise items.

Supply Chain Services

We are the largest public company food wholesaler in the nation. We provide supply chain services, including wholesale distribution and related logistics support services to independent retail customers for food and non-food products. Our distribution customers include single and multiple grocery store independent operators, regional and national chains, mass merchants and the military. Our customers are located in 49 states, and operate stores ranging in size from small convenience stores to 200,000 square foot supercenters. We also offer third-party logistics solutions, including warehouse management, transportation, procurement, contract manufacturing and logistics engineering and management services.

We have established a network of 22 strategically located distribution centers, nine of which supply our own stores in addition to the stores of independent retail customers, utilizing a multi-tiered logistics system. The network includes facilities that carry slow turn or fast turn groceries, perishables, general merchandise and health and beauty care products. Deliveries to retail stores are made from our distribution centers by trucks owned by us, third-party independent trucking companies or customer-owned trucks. We believe that our multi-tiered distribution network increases buying scale, improves operating efficiencies and lowers costs of operations. In addition, we provide certain facilitative services between our independent retailers and vendors related to products that are delivered directly by suppliers to retail stores under programs established by us. These services include sourcing, invoicing and payment services.

Own Brands

Own Brands, our private label program, are products produced to our specification by many suppliers and compete in many areas of our stores. Own Brands include: the premium brand Culinary Circletm, which offers unique, premium quality products in highly competitive categories; first-tier brands, including Wild Harvesttm, Flavoritetm, Richfoodtm, equalinetm, HomeLifetm and several others, which provide shoppers quality national brand equivalent products at a competitive price; and the value brand, Shopper’s Valuetm, which offers budget conscious consumers a quality alternative to national brands at substantial savings.

Tender Offer

On April 30, 2009, we commenced an offer to purchase for cash an aggregate principal amount of up to $700.0 million, which we refer to as the tender cap, of existing debt securities as follows:

•	our 7.875% Notes due August 1, 2009, which we refer to as the SUPERVALU 2009 notes;

•	the 6.95% Notes due August 1, 2009 issued by our wholly owned subsidiary, New Albertson’s, Inc. (New Albertsons), which we refer to as the Albertson’s 2009 notes; and

•	the 8.35% Senior Notes due May 1, 2010 issued by New Albertsons, which we refer to as the Albertson’s 2010 notes.

Together with the issuance of notes in this offering, the purpose of the tender offer is to provide SUPERVALU with financial flexibility through the refinancing of a portion of its consolidated senior indebtedness. As of February 28, 2009, $350.0 million aggregate principal amount of the SUPERVALU 2009 notes, $350.0 million aggregate principal amount of the Albertson’s 2009 notes and $275.0 million aggregate principal amount of the Albertson’s 2010 notes were outstanding. The total consideration payable for notes tendered and accepted by us for purchase in the tender offer will be $1,010.00 per $1,000 principal amount of the SUPERVALU 2009 notes, $1,008.75 per $1,000 principal amount of the Albertson’s 2009 notes and $1,025.00 per $1,000 principal amount of the Albertson’s 2010 notes, which total consideration for each series includes an early tender premium of $30.00 per $1,000 principal amount of notes tendered and not withdrawn prior to 12:01 a.m., New York City time, on May 14, 2009. Additionally, accrued and unpaid interest will be paid on any notes of each series accepted for purchase to the applicable settlement date. The amount of each series of notes purchased in the tender offer will be subject to the tender cap and the following order of priority, which we refer to as the acceptance priority level: the SUPERVALU 2009 notes and the Albertson’s 2009 notes will have an acceptance priority level of “1” while the Albertson’s 2010 notes will have an acceptance priority level of “2”. This means that in the tender offer, we will purchase the SUPERVALU 2009 notes and the Albertson’s 2009 notes before we purchase the Albertson’s 2010 notes, and that the aggregate principal amount of Albertson’s 2010 notes purchased in the tender offer may be subject to proration if the total aggregate principal amount of notes tendered in the tender offer exceeds the tender cap.

The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase, dated April 30, 2009, relating to the tender offer (the Offer to Purchase). The tender offer is being made solely pursuant to, and is governed by, the Offer to Purchase.

The tender offer is not conditioned upon any minimum amount of the SUPERVALU 2009 notes, the Albertson’s 2009 notes or the Albertson’s 2010 notes being tendered, and we reserve the right to increase or modify the tender cap. We intend to fund our purchase of these notes from the net proceeds of this offering and, to the extent that such net proceeds are not sufficient to fund our purchase of these notes, from borrowings under our senior secured credit facilities. The tender offer is scheduled to expire at 8:00 a.m., New York City time, on May 29, 2009 and is conditioned, among other things, upon the issuance by us, at or prior to 12:01 a.m. on May 14, 2009, of a minimum of $500 million aggregate principal amount of notes through this offering. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the SUPERVALU 2009 notes, the Albertson’s 2009 notes or the Albertson’s 2010 notes will be retired and cancelled pursuant to the tender offer. This offering is not conditioned upon the successful consummation of the tender offer. For a discussion of the terms of the SUPERVALU 2009 notes, the Albertson’s 2009 notes and the Albertson’s 2010 notes, see “Description of Other Indebtedness” and the notes to the financial statements incorporated by reference in this prospectus.

Other Information

We are a Delaware corporation, organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. As of February 28, 2009, we had approximately 178,000 employees. Our principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344 and our telephone number is (952) 828-4000.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” contained elsewhere in this prospectus.

Issuer	SUPERVALU INC.

Notes Offered	$500,000,000 aggregate principal amount of % Senior Notes due 2016.

Maturity Date	May 1, 2016

Interest Payment Dates	May 1 and November 1, beginning November 1, 2009. Interest will accrue from the issue date.

Guarantees	The notes will initially not be guaranteed. Any subsidiary of ours that subsequently guarantees any of our debt securities or issues any debt securities will also fully and unconditionally guarantee the notes. See “Description of the Notes — Guarantees.”

Ranking	The notes will be our general unsecured obligations. The notes will rank:

• equal in right of payment to all of our other existing and future senior unsecured indebtedness;

• senior in right of payment to all of our future subordinated indebtedness; and

• effectively subordinated in right of payment to all of our subsidiaries’ obligations, including the guarantees of our senior secured credit facilities, and subordinated in right of payment to all of our secured obligations, to the extent of the assets securing such obligations, including up to $4.0 billion of secured indebtedness that may be incurred under our senior secured credit facilities.

As of February 28, 2009, we had approximately $2.1 billion of secured indebtedness outstanding and no subordinated indebtedness, we and our subsidiaries had approximately $5.3 billion of unsecured senior indebtedness outstanding, of which approximately $4.3 billion was indebtedness of our subsidiaries (excluding the guarantees of our senior secured credit facilities and other intercompany liabilities and capitalized leases of $1.3 billion).

Sinking Fund	None.

Optional Redemption	The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes to be redeemed; or

• as determined by an independent investment banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current U.S. Treasury rate plus 50 basis points.

In each case we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption. See “Description of the Notes — Optional Redemption.”

Repurchase at Holder’s Option Upon a Change of Control	If we experience a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Repurchase at Holders’ Option Upon a Change of Control.”

Certain Covenants	The indenture governing the notes, as supplemented, contains restrictive covenants that, among other things, will limit our ability and the ability of certain of our domestic subsidiaries to:

• incur secured indebtedness; and

• engage in sale and leaseback transactions.

The indenture, as supplemented, does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of unsecured indebtedness or transactions with affiliates or, with limited exceptions, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $466.2 million from this offering. We intend to use the net proceeds of this offering to fund all or a portion of the purchase price of the SUPERVALU 2009 notes, the Albertson’s 2009 notes and the Albertson’s 2010 notes tendered and accepted by us for purchase in our offer to purchase for cash an aggregate principal amount of up to $700.0 million of these notes, including the payment of accrued interest and any applicable early tender premium. To the extent that there are net proceeds remaining, or if the tender offer is not consummated, we intend to use the net proceeds for general corporate purposes, including the repayment of debt, whether at maturity, through open market purchases, privately negotiated transactions or otherwise. See “Use of Proceeds.”

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system. The notes are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the notes. See “Underwriting.”

Risk Factors	An investment in the notes involves risks. You should carefully consider all information contained or incorporated by reference in this prospectus and, in particular, should carefully read the section of this prospectus entitled “Risk Factors” before deciding whether to invest in the notes.

Trustee and Paying Agent	Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

DTC Eligibility	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, “DTC” and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes — Book-Entry Delivery and Form.”

Selected Consolidated Financial Data and Other Data

The selected consolidated financial data and other data presented below should be read in conjunction with our consolidated financial statements, and the notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, which are incorporated by reference in this prospectus. Our fiscal year ends on the last Saturday in February. Our first quarter consists of 16 weeks while the second, third and fourth quarters each consist of 12 weeks, except for the fourth quarter of fiscal 2009 which consisted of 13 weeks. Our fiscal year ended February 28, 2009 consisted of 53 weeks, while each of our fiscal years ended February 24, 2007 and February 23, 2008 consisted of 52 weeks. The financial data presented below has been derived from our audited consolidated financial statements. Because of differences in the accounting calendars of New Albertsons and SUPERVALU, the February 28, 2009 and February 23, 2008 balance sheet data include the assets and liabilities related to New Albertsons as of February 26, 2009 and February 21, 2008, respectively. Statement of earnings data for fiscal 2007 include 38 weeks of operating results of these acquired operations.

	Fiscal Year Ended
	February 28,	February 23,	February 24,
	2009	2008	2007
	(In millions, except ratios and per share amounts)

Statement of earnings data:(1)
Net sales	$44,564	$44,048	$37,406
Cost of sales	34,451	33,943	29,267
Selling and administrative expenses	8,746	8,421	6,834
Goodwill and intangible asset impairment charges(2)	3,524	—	—
Operating earnings (loss)(3)	(2,157)	1,684	1,305
Interest expense, net	622	707	558
Earnings (loss) before income taxes	(2,779)	977	747
Income tax provision	76	384	295
Net earnings (loss)	(2,855)	593	452
Net earnings (loss) per share — basic	$(13.51)	$2.80	$2.38
Net earnings (loss) per share — diluted	$(13.51)	$2.76	$2.32
Weighted average shares outstanding — basic	211	211	189
Weighted average shares outstanding — diluted	211	215	196
Balance sheet data (at period end):(1)
Cash and cash equivalents	$240	$243	$285
Inventories (FIFO)(4)	2,967	2,956	2,927
Working capital(4)	(109)	(280)	(67)
Property, plant and equipment, net	7,528	7,533	8,415
Total assets	17,604	21,062	21,702
Debt and capital lease obligations	8,484	8,833	9,478
Stockholders’ equity	2,581	5,953	5,306
Other data:(1)
Depreciation and amortization	$1,057	$1,017	$879
Capital expenditures(5)	$1,212	$1,227	$910
Debt to capital ratio(6)	76.7%	59.7%	64.1%

(1)	Fiscal year 2007 information presented above includes results of our acquisition of the core supermarket businesses formerly owned by Albertsons beginning June 2, 2006, as well as the assets and liabilities of these acquired operations as of the end of fiscal year 2007.

(2)	Consistent with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we recorded goodwill and intangible asset impairment charges of $3,524 before tax ($3,326 after tax, or $15.71 per diluted share) in fiscal year 2009.

(3)	Operating loss for the year ended February 28, 2009 included $3,524 of goodwill and intangible asset impairment charges, $200 of charges related primarily to closure of non-strategic stores, $24 of settlement costs related to a pre-acquisition Albertsons litigation matter and $14 of one-time acquisition-related costs. Operating earnings for the year ended February 23, 2008 included $73 of one-time acquisition-related costs. Operating earnings for the year ended February 24, 2007 included $65 of one-time acquisition-related costs and $26 of charges related to the disposal of 18 Scott’s banner stores.

(4)	Inventories (FIFO) and working capital are calculated after adding back the LIFO reserve. The LIFO reserve for each year is as follows: $258 for fiscal year 2009, $180 for fiscal year 2008 and $178 for fiscal year 2007.

(5)	Capital expenditures include fixed asset additions and capital leases.

(6)	The debt to capital ratio is calculated as debt and capital lease obligations divided by the sum of debt and capital lease obligations and stockholders’ equity.

Ratio of Earnings to Fixed Charges

The following table shows our ratios of earnings to fixed charges for the periods indicated. Our fiscal year ended February 28, 2009 consisted of 53 weeks, while each of our fiscal years ended February 23, 2008, February 24, 2007, February 25, 2006 and February 26, 2005 consisted of 52 weeks.

	Fiscal Year Ended
	February 28,	February 23,	February 24,	February 25,	February 26,
	2009	2008	2007	2006	2005

Deficiency of Earnings to Fixed Charges (in millions)(1)	$2,779	—	—	—	—
Ratio of Earnings to Fixed Charges	—	2.08	2.00	2.82	4.30

(1)	Our loss was insufficient to cover fixed charges due to our recording non-cash goodwill and intangible asset impairment charges of approximately $3.5 billion on a pre-tax basis.

For purposes of these ratios, earnings consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from those earnings. Fixed charges consist of interest on indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

RISK FACTORS

Investing in the notes involves a high degree of risk. In addition, our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus before making an investment decision. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

Risks Related to the Business

General economic conditions, which are largely out of our control, may adversely affect our financial condition and results of operations.

The retail food and supply chain services businesses are sensitive to changes in general economic conditions, both nationally and locally. Recessionary economic cycles, higher interest rates, higher fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect consumer spending or buying habits may adversely affect the demand for products we sell in our stores or distribute to our independent retail customers. The United States economy and financial markets have declined and experienced volatility due to uncertainties related to energy prices, availability of credit, difficulties in the banking and financial services sectors, the decline in the housing market, diminished market liquidity, falling consumer confidence and rising unemployment rates. As a result, consumers are more cautious. This may lead to additional reductions in consumer spending, to consumers trading down to a less expensive mix of products or to consumers trading down to discounters for grocery items, all of which may affect our financial condition and results of operations. We are unable to predict when the economy will improve. If the economy does not improve, our business, results of operations and financial condition may be adversely affected.

Furthermore, we may experience additional reductions in traffic in our own stores or stores of independent retail customers that we supply, or limitations on the prices we can charge for our products, either of which may reduce our sales and profit margins and have a material adverse affect on our financial condition and results of operations. Also, economic factors such as those listed above and increased transportation costs, inflation, higher costs of labor, insurance and healthcare, and changes in other laws and regulations may increase our cost of sales and our operating, selling, general and administrative expenses, and otherwise adversely affect the financial condition and results of operations of the retail food and supply chain services businesses.

We face a high level of competition in the retail food and supply chain services businesses, which may adversely affect our financial condition and results of operations.

Our retail food business faces competition for customers, employees, store sites, products and in other important areas from traditional grocery retailers, including regional and national chains and independent food store operators, and non-traditional retailers, such as supercenters, membership warehouse clubs, combination food and pharmacy stores, limited assortment food stores, specialty supermarkets, drug stores, discount stores, dollar stores, convenience stores and restaurants. Our ability to attract customers in this business is dependent, in large part, upon a combination of product price, quality, assortment, brand recognition, store location, in-store marketing and design, promotional strategies and continued growth into new markets. In addition, the nature and extent to which our competitors implement various pricing and promotional activities in response to increasing competition and our response to these competitive actions, can adversely affect profitability.

Our supply chain services business is primarily wholesale distribution and includes a third-party logistics component. The distribution component of our supply chain services business competes with traditional grocery wholesalers on the basis of product price, quality, assortment, schedule and reliability of deliveries, service fees and distribution facility locations. The third-party logistics component of our supply chain services business competes nationwide in a highly fragmented marketplace with a number of large international and domestic companies and many smaller, regional companies on the basis of warehousing and transportation logistics expertise, cost and the ability to offer asset and non-asset based solutions and design and manage customer supply chains. Competitive pressures on our retail food and supply chain services businesses may cause us to experience: (i) reductions in the prices at which we are able to sell products at our retail locations or to our independent retail customers, (ii) decreases in sales volume due to increased difficulty in selling our products and (iii) difficulty in attracting and retaining customers. Any of these outcomes may adversely affect our financial condition and results of operations.

In addition, the nature and extent of consolidation in the retail food and food distribution industries may affect our competitive position or that of our independent retail customers in the markets we serve. Although the retail food industry as a whole is highly fragmented, certain segments are currently undergoing some consolidation, which may result in increased competition and significantly alter the dynamics of the retail food marketplace. Such consolidation may result in competitors with greatly improved financial resources, improved access to merchandise, greater market penetration and other improvements in their competitive positions. Such business combinations may result in the provision of a wider variety of products and services at competitive prices by such consolidated companies, which may adversely affect our financial condition and results of operations.

We have been subject to negative operating trends, which may adversely affect our results of operations.

Our business has experienced negative operating trends, including negative identical store sales, resulting from the unprecedented decline in the economy and credit market turmoil during fiscal 2009, which negatively impacted consumer confidence and spending and pressured “trading down” practices by customers. In addition, the operating trends were impacted by lower margins resulting from certain ineffective pricing and promotional efforts to address these trends. Additional reductions in consumer spending, consumers trading down to a less expensive mix of products and consumers trading down to discounters for grocery items, all of which impacted our results for fiscal 2009, have led to a continuation of these negative operating trends, and as we begin fiscal 2010, will continue to negatively impact our results. If our merchandising and marketing initiatives do not work as planned or if these negative operating trends continue or worsen, our business, results of operations and financial condition would be adversely affected.

Food and drug safety concerns and related unfavorable publicity may adversely affect our sales and results of operations.

There is increasing governmental scrutiny and public awareness regarding food and drug safety. We may be adversely affected if consumers lose confidence in the safety and quality of our food and drug products. Any events that give rise to actual or potential food contamination, drug contamination or food-borne illness may result in product liability claims and a loss of consumer confidence. In addition, adverse publicity about these types of concerns whether valid or not, may discourage consumers from buying our products or cause production and delivery disruptions, which may have an adverse effect on our sales and results of operations.

Our inability to successfully negotiate with labor unions or to maintain good labor relations may lead to labor disputes and the disruption of our businesses, which may adversely affect our financial condition and results of operations.

A large number of our employees are unionized, and our relationship with unions, including labor disputes or work stoppages, may affect the sale and distribution of our products and have an adverse impact on our financial condition and results of operations. As of February 28, 2009, we are a party to 266 collective bargaining agreements covering approximately 110,000 of our employees, of which 47 covering approximately 37,000 employees are scheduled to expire in fiscal 2010. These expiring agreements cover approximately 34 percent of our union-affiliated employees. In addition, during fiscal 2009, 62 collective bargaining agreements covering approximately 4,500 employees expired without their terms being renegotiated. Negotiations are expected to continue with the bargaining units representing the employees subject to those agreements. In future negotiations with labor unions, we expect that, among other issues, rising healthcare, pension and employee benefit costs will be important topics for negotiation. There can be no assurance that we will be able to negotiate the terms of any expiring or expired agreement in a manner acceptable to us. Therefore, potential work disruptions from labor disputes may result, which may disrupt our businesses and adversely affect our financial condition and results of operations.

Escalating costs of providing employee benefits may adversely affect our financial condition and results of operations.

We provide health benefits to and sponsor defined pension and other post-retirement plans for substantially all employees not participating in multi-employer health and pension plans. Our costs to provide such benefits continue to increase annually. In addition, we participate in various multi-employer health and pension plans for a majority of our unionized employees, and we are required to make contributions to these plans in amounts established under collective bargaining agreements. The costs of providing benefits through such plans have escalated rapidly in recent years and contributions to these plans may continue to create collective bargaining challenges. The amount of any increase or decrease in our required contributions to these multi-employer plans will depend upon many factors, including the outcome of collective bargaining, actions taken by trustees who manage the plans, government regulations, the actual return on assets held in the plans and the potential payment of a withdrawal liability if we choose to exit a market. Increases in the costs of benefits under these plans coupled with adverse stock market developments that have reduced the return on plan assets have caused some multi-employer plans in which we participate to be underfunded. The unfunded liabilities of these plans may result in increased future payments by us and the other participating employers, including costs that may arise with respect to any potential litigation or that may cause the acceleration of payments to fund any underfunded plan. Our risk of such increased payments may be greater if any of the participating employers in these underfunded plans withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to fund the unfunded liabilities associated with its participants of the plan. If we are unable to control healthcare and pension costs, we may experience increased operating costs, which may have a material adverse effect on our financial condition and results of operations.

Our inability to open and remodel a significant number of stores as planned may have an adverse effect on our financial condition and results of operations.

In fiscal 2010, pursuant to our 2010 capital plan, we expect to complete 75 to 80 major store remodels, 30 to 40 minor store remodels, three new combination and food stores and 50 to 60 limited assortment stores, including licensed stores. If, as a result of labor relations issues, supply issues or environmental and real estate delays, a significant portion of these capital projects do not stay reasonably within the time and financial budgets that we have forecasted, our financial condition and results of operations may be adversely affected. Furthermore, we cannot ensure that the new or remodeled stores will achieve anticipated results. As a result, our inability to open and remodel a significant number of stores as planned may have an adverse effect on our financial condition and results of operations.

If we fail to realize the synergies from combining our businesses with the businesses we acquired from Albertsons in a successful and timely manner, it may have an adverse effect on our business, financial condition and results of operations.

We may not be able to realize the synergies, business opportunities and growth prospects anticipated in connection with the acquisition. We may experience increased competition that limits our ability to expand our business, we may not be able to capitalize on expected business opportunities, including retaining our current customers, assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. In addition, combining certain of our operations with these acquired operations has required significant effort and expense. Personnel have left and additional associates may be terminated as part of the integration plan. Our management may have its attention diverted as it continues to combine certain operations of both companies. If these factors limit our ability to combine such operations successfully or on a timely basis, our expectations of future results of operations, including certain cost savings and synergies expected to result from the acquisition, may not be met. If such difficulties are encountered or if such synergies, business opportunities and growth prospects are not realized, it may have an adverse effect on our business, financial condition and results of operations.

The industries in which we operate have narrow profit margins, which may adversely affect our business.

Profit margins in the grocery industry are very narrow. In order to increase or maintain our profit margins, strategies are used to reduce costs, such as productivity improvements, shrink reduction, distribution center efficiencies, energy efficiency programs and other similar strategies. Changes in product mix also may negatively affect certain financial measures. If we are unable to achieve forecasted cost reductions there may be an adverse effect on our business.

If we are unable to comply with governmental regulations or if there are unfavorable changes in such government regulations, our financial condition and results of operations may be adversely affected.

Our businesses are subject to various federal, state and local laws, regulations and administrative practices. These laws require us to comply with numerous provisions regulating health and sanitation standards, equal employment opportunity, minimum wages and licensing for the sale of food, drugs and alcoholic beverages. Our inability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance with governmental regulations may affect our ability to open new stores or expand existing facilities, which may adversely impact our business operations and prospects for future growth. In addition, we cannot predict the nature of future laws, regulations, interpretations or applications, nor can we determine the effect that additional governmental regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our future business. They may, however, impose additional requirements or restrictions on the products we sell or manner in which we operate our businesses. Any or all of such requirements may have an adverse effect on our financial condition and results of operations.

If the number or severity of claims for which we are self-insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our recorded liabilities, our financial condition and results of operations may be adversely affected.

We use a combination of insurance and self-insurance to provide for potential liabilities for workers’ compensation, automobile and general liability, property insurance and employee healthcare benefits. We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a degree of variability. Any actuarial projection of losses concerning workers’ compensation and general and automobile liability is subject to a degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and actual claim settlement patterns.

Some of the many sources of uncertainty in our reserve estimates include changes in benefit levels, medical fee schedules, medical utilization guidelines, vocation rehabilitation and apportionment. If the number or severity of claims for which we are self-insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessments, our financial condition and results of operations may be adversely affected.

Our policy is to discount our self-insurance liabilities at a risk-free interest rate, which is appropriate based on our ability to reliably estimate the amount and timing of cash payments. If, in the future, we were to experience significant volatility in the amount and timing of cash payments compared to our earlier estimates, we would assess whether it is appropriate to continue to discount these liabilities.

Litigation may adversely affect our businesses, financial condition and results of operations.

Our businesses are subject to the risk of litigation by employees, consumers, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in our businesses, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our businesses, financial condition and results of operations.

Difficulties with our information technology systems may adversely affect our results of operations.

We have complex information technology systems that are important to the operation of our businesses. We may encounter difficulties in developing new systems or maintaining and upgrading existing systems. Such difficulties may lead to significant expenses or losses due to disruption in business operations and, as a result, may adversely affect our results of operations.

Threats or potential threats to security or the occurrence of a widespread health epidemic may adversely affect our financial condition and results of operations.

Our businesses may be severely impacted by wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic, such as pandemic flu. Such activities, threats or epidemics may adversely impact our businesses by disrupting production and delivery of products to our stores or to our independent retail customers, by affecting our ability to appropriately staff our stores and by causing customers to avoid public gathering places or otherwise change their shopping behaviors.

Additionally, data theft, information espionage or other criminal activity directed at the grocery or drug store industry, the transportation industry, or computer or communications systems may adversely affect our businesses by causing us to implement costly security measures in recognition of actual or potential threats, by requiring us to expend significant time and expense developing, maintaining or upgrading our information technology systems and by causing us to incur significant costs to reimburse third parties for damages. Such activities may also adversely affect our financial condition and results of operations by reducing consumer confidence in the marketplace and by modifying consumer spending habits.

Severe weather, natural disasters and adverse climate changes may adversely affect our financial condition and results of operations.

Severe weather conditions such as hurricanes, earthquakes or tornadoes, as well as other natural disasters, in areas in which we have stores or distribution facilities or from which we obtain products may adversely affect our results of operations. Such conditions may cause physical damage to our properties, closure of one or more of our stores or distribution facilities, lack of an adequate work force in a market, temporary disruption in the supply of products, disruption in the transport of goods, delays in the delivery of goods to our distribution centers or stores and a reduction in the availability of products in our stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops yielded by food producers may adversely affect the availability or cost of certain products within the grocery supply chain. Any of these factors may disrupt our businesses and adversely affect our financial condition and results of operations.

Changes in accounting standards may materially impact our financial condition and results of operations.

Accounting principles generally accepted in the Unites States and related accounting pronouncements, implementation guidelines, and interpretations for many aspects of our business, such as accounting for insurance and self-insurance, inventories, goodwill and intangible assets, store closures, leases, income taxes and stock-based compensation, are complex and involve subjective judgments. Changes in these rules or their interpretation may significantly change or add significant volatility to our reported earnings without a comparable underlying change in cash flow from operations. As a result, changes in accounting standards may materially impact our financial condition and results of operations.

An impairment in the carrying value of our goodwill or other intangible assets may adversely affect our financial condition and results of operations.

We are required to annually test goodwill and intangible assets with indefinite lives, including the goodwill associated with past acquisitions and any future acquisitions, to determine if impairment has occurred. Additionally, interim reviews must be performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made. The testing of goodwill and other intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations, changes in competition or potential changes in our stock price and market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, may affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill or other intangible assets become impaired, there may be an adverse effect on our financial condition and results of operations.

Risks Related to the Notes

Our substantial indebtedness and below investment grade credit rating may adversely affect our financial condition and results of operations and prevent us from fulfilling our obligations under the notes.

We have, and after the offering, we will continue to have a substantial amount of debt and a significantly lower debt coverage ratio as compared to what we had before the acquisition. In addition, as a result of the acquisition, our debt no longer has an investment-grade rating. On February 28, 2009, after giving pro forma effect to this offering and the anticipated application of the net proceeds of this offering, we would have had total outstanding indebtedness of approximately $8.5 billion, including capital lease obligations, $347 million face amount of letters of credit outstanding, and approximately $1.1 billion of undrawn commitments under our senior secured credit facilities. See “Use of Proceeds.”

Our indebtedness and lower credit rating may:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

•	limit our ability to obtain, or increase the cost at which we are able to obtain, additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

•	limit our flexibility in planning for, or reacting to, changes in our business and changes in the industries we serve and the industry in which we operate; and

•	place us at a competitive disadvantage relative to our competitors that have lower debt service obligations and consequently, greater operating and financial flexibility.

In addition, our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness, including the notes, will depend upon our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. As a result, our substantial indebtedness and below investment grade credit rating may increase our borrowing costs, decrease our business flexibility and adversely affect our financial condition and results of operations.

Furthermore, the turmoil in the financial markets, including the bankruptcy or restructuring of certain financial institutions, may adversely impact the availability and cost of credit in the future. There can be no assurances that government responses to the disruptions in the financial markets will stabilize the markets or increase liquidity and the availability of credit.

Restrictive covenants in the agreements governing our debt may limit our operating and financial flexibility.

Our senior secured credit facilities and, to a more limited extent, the indenture governing the notes and certain of our other existing indebtedness, such as certain series of notes that are currently outstanding, contain a number of restrictive covenants that impose significant operating and financial covenants on us and certain subsidiaries, including restrictions on our ability to:

•	incur additional debt and provide guarantees;

•	engage in certain transactions with affiliates;

•	create or permit certain liens;

•	engage in sale and leaseback transactions;

•	make certain asset sales;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

Our senior secured credit facilities also require us to maintain certain financial ratios. Complying with these covenants and financial ratios, as well as those that may be contained in any agreements governing our future indebtedness, may impair our ability to finance our operations or capital needs or to take advantage of other favorable business opportunities. They may also limit our ability to pay interest or principal on the notes. Our ability to comply with these restrictive covenants and financial ratios will depend on our future performance, which may be affected by events beyond our control. If we are unable to comply with these covenants and are unable to obtain waivers from our lenders or noteholders, we would be unable to make additional borrowings under our senior secured credit facilities, and our indebtedness under these facilities or other agreements governing our indebtedness would be in default and may be accelerated by our lenders or noteholders and may cause a cross-default under our other indebtedness, including the notes. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. In addition, if we incur additional indebtedness in the future, we may be subject to additional covenants, which may be more restrictive than those that we are subject to now.

The indenture governing the notes does not restrict our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of unsecured indebtedness or transactions with affiliates, the repurchase of securities by us or any of our subsidiaries or the issuance of securities by us or our subsidiaries. We therefore may, subject to the restrictions contained in our senior secured credit facilities and the other agreements governing our indebtedness, incur additional debt, including a certain amount of secured indebtedness, that would be effectively senior to the notes to the extent of the value of the assets securing such debt or the amount of such indebtedness, whichever is less, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We have capacity under our senior secured credit facilities to incur up to approximately $1.4 billion in additional secured indebtedness, all of which is secured and would effectively rank senior to the notes. To the extent that additional indebtedness ranks in right of payment ahead of the notes, in the event of a liquidation or insolvency or acceleration of our indebtedness, we may not be able to repay the notes after repayment of such indebtedness.

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

The notes are obligations exclusively of SUPERVALU. The notes will not initially be guaranteed by any of our subsidiaries and our subsidiaries will not be required to guarantee the notes in the future, except in very limited circumstances. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. As of February 28, 2009, our subsidiaries had approximately $4.3 billion of indebtedness. In addition, we may conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore, partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. In the absence of a subsidiary guarantee, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict us or our subsidiaries from incurring additional liabilities, except in the limited circumstances described under “Description of the Notes.” In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinated in right of payment to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the notes.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or any other outstanding debt securities that we would be required to repurchase, or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events that would increase the level of our indebtedness, would not constitute a “Change of Control” under the notes. See “Description of the Notes — Repurchase at Holders’ Option upon a Change of Control.”

The agreement governing our senior secured credit facilities contains provisions that provide that a change in control constitutes an event of default and future credit agreements may also prohibit the redemption or repurchase of the notes. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

A decline in our credit ratings or changes in the financial and credit markets may adversely affect the market prices of the notes.

The future market prices of the notes will be affected by a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The financial and credit markets have recently experienced significant turmoil. Additionally, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the prices of the notes.

Additionally, the credit ratings assigned to us and the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Credit rating agencies continually revise their ratings for companies that they follow, including us. There can be no assurance that the credit ratings on us or the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, may affect the market value of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

Prior to the offering, there was no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance or the perception thereof;

•	the market for similar securities;

•	the price, and volatility in the price, of our shares of common stock;

•	general market conditions;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

The notes may be issued with original issue discount, in which case you would be required to accrue income before you receive cash attributable to that original issue discount.

The notes may be issued with original issue discount (OID) within the meaning of section 1273 of the Internal Revenue Code of 1986, as amended. In the event the notes are issued with OID, if you are an individual or entity subject to U.S. tax, you generally will be required to accrue interest in the form of OID on a current basis in respect of the notes, include such accrued interest in income and pay tax accordingly, even before you receive cash attributable to that income.

For further discussion of the computation and reporting of OID, see “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $466.2 million after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering to fund all or a portion of the purchase price of the SUPERVALU 2009 notes, the Albertson’s 2009 notes and the Albertson’s 2010 notes tendered and accepted by us for purchase in our offer to purchase for cash an aggregate principal amount of up to $700.0 million of these notes, which we commenced on April 30, 2009, including the payment of accrued interest and any applicable early tender premium, as described under “Summary — Tender Offer.” To the extent the proceeds from this offering are insufficient to pay for all of the notes tendered in our tender offer, we will pay for the remainder of the purchase price for the notes purchased in the tender offer from borrowings under our senior secured credit facilities. To the extent that there are net proceeds remaining, or if the tender offer is not consummated, we intend to use the net proceeds for general corporate purposes, including the repayment of debt, whether at maturity, through open market purchases, privately negotiated transactions or otherwise.

As of February 28, 2009, $350.0 million aggregate principal amount of the SUPERVALU 2009 notes, $350.0 million aggregate principal amount of the Albertson’s 2009 notes and $275.0 million aggregate principal amount of the Albertson’s 2010 notes were outstanding. The total consideration payable for notes tendered and accepted by us for purchase in the tender offer will be $1,010.00 per $1,000 principal amount of the SUPERVALU 2009 notes, $1,008.75 per $1,000 principal amount of the Albertson’s 2009 notes and $1,025.00 per $1,000 principal amount of the Albertson’s 2010 notes, which total consideration for each series includes an early tender premium of $30.00 per $1,000 principal amount of notes tendered and not withdrawn prior to 12:01 a.m., New York City time, on May 14, 2009. Additionally, accrued and unpaid interest will be paid on any notes of each series accepted for purchase to the settlement date. The amount of each series of notes purchased in the tender offer will be subject to the tender cap and the acceptance priority levels described under “Summary — Tender Offer.”

Pending final use, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 28, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issue and sale of $500.0 million aggregate principal amount of notes offered by this prospectus and the application of the net proceeds from the notes together with approximately $255.1 million of borrowings under our senior secured credit facilities to fund the purchase of an aggregate principal amount of $700.0 million of the SUPERVALU 2009 notes, the Albertson’s 2009 notes and the Albertson’s 2010 notes in our tender offer described under “Summary — Tender Offer.” This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus. The amounts for each individual line item reflect the face amount of the debt issued before the adjustment for purchase accounting, if applicable, with respect to the acquisition. The due date in each line item refers to the calendar year in which the debt matures.

	As of February 28,
	2009
		As
	Actual	Adjusted
	(In millions, except par value data)

Cash and cash equivalents	$240	$240

Long-term debt, including current portion:
Senior secured credit facilities:
1.32% current Variable rate note due 2011	$506	$506
1.70% current Variable rate note due 2012	1,116	1,116
Revolving credit facility	298	553
7.50% Notes due 2011	700	700
7.45% Debentures due 2029	650	650
7.50% Notes due 2014	500	500
8.00% Debentures due 2031	400	400
7.875% Notes due 2009	350	—	(1)(2)
6.95% Notes due 2009	350	—	(1)(2)
7.50% Notes due 2012	300	300
8.35% Notes due 2010	275	275	(1)(3)
8.00% Debentures due 2026	272	272
8.70% Debentures due 2030	225	225
7.75% Debentures due 2026	200	200
7.25% Notes due 2013	200	200
7.50% Debentures due 2037	191	191
7.90% Debentures due 2017	96	96
Notes offered hereby	—	500
Medium Term Notes due 2009-2028	512	512
Accounts Receivable Securitization Facility	120	120
Other	97	97
Fair value adjustment for purchase accounting	(208)	(208)
Capital lease obligations	1,334	1,334

Total debt and capital lease obligations	$8,484	$8,539

	As of February 28,
	2009
		As
	Actual	Adjusted
	(In millions, except par value data)

Stockholders’ equity:
Common stock, $1.00 par value; 400 shares authorized; 230 issued and outstanding at February 28, 2009	230	230
Additional paid-in capital	2,853	2,853
Retained earnings	542	542
Treasury stock, at cost, 18 shares	(541)	(541)
Accumulated other comprehensive loss	(503)	(503)

Total stockholders’ equity	$2,581	$2,581

Total capitalization	$11,065	$11,120

(1)	Represents debt securities that are the subject of our tender offer.

(2)	Assumes that we will purchase the entire aggregate principal amount outstanding of these debt securities in our tender offer and pay accrued interest and any applicable early tender premium with respect thereto.

(3)	Assumes that we will not purchase any of these debt securities in our tender offer. To the extent any of these debt securities are purchased in our tender offer, the amount of additional borrowings under our senior secured credit facilities will differ from the amount reflected in this table.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture dated as of July 1, 1987, (as supplemented, the Indenture) between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture and the notes, which we urge you to read because they define your rights as a note holder. Copies of the Indenture and the form of note are available from us upon request. See “Incorporation Of Certain Documents by Reference.”

Capitalized terms used in this “Description of the Notes” section that are not defined in this prospectus have the meanings given to them in the Indenture or the notes. As used in this “Description of the Notes” section, the words “we,” “us” and “our” refer only to SUPERVALU INC. and do not include any of our current or future Subsidiaries.

General

The notes will initially be issued in an aggregate principal amount of $500,000,000. The Indenture does not limit the aggregate principal amount of debt securities that we may issue and we may, without the consent of the existing holders of notes, issue additional notes (the Additional Notes) having the same ranking and the same interest rate, maturity and other terms as the notes. Any Additional Notes having such similar terms, together with the notes, will constitute a single series of notes under the Indenture.

The notes will mature on May 1, 2016 unless earlier redeemed or repurchased. The notes will be issued in book-entry form. The notes will be represented by global notes and will be issued only in fully registered form without coupons and only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited with DTC. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. See “— Form, Denomination and Registration” and “— Global Notes and Book-Entry System.”

We may redeem all or a part of the notes at any time or from time to time at our option upon the terms set forth under “— Optional Redemption.” We are also obligated to make an offer to each holder of notes to repurchase all or part of the notes held by such holder in connection with a Change of Control upon the terms set forth under “— Repurchase at Holders’ Option upon a Change of Control.”

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “— Defeasance Provisions — Defeasance and Discharge” below.

Ranking

The notes will be our general unsecured obligations. The notes will rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness;

•	senior in right of payment to all of our future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our Subsidiaries’ obligations, including the guarantees of our senior secured credit facilities, and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations, including up to $4.0 billion of secured indebtedness that may be incurred under our senior secured credit facilities.

As of February 28, 2009, we had approximately $2.1 billion of secured indebtedness outstanding and no subordinated indebtedness, and we and our Subsidiaries had approximately $5.3 billion of unsecured senior indebtedness outstanding, of which approximately $4.3 billion was indebtedness of our Subsidiaries (excluding the guarantees of our senior secured credit facilities and other intercompany liabilities and capitalized leases of $1.3 billion).

Unless otherwise described below under “— Repurchase at Holders’ Option upon a Change of Control,” “— Certain Covenants — Restrictions on Liens” and “— Consolidation, Merger and Sale of Assets,” the Indenture does not contain any provisions that would limit our ability or the ability of our Subsidiaries to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our or our Subsidiaries’ indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Interest

Each note will bear interest at the rate of     % per year from the issue date or from the most recent date on which interest has been paid or provided for.

Interest is payable semi-annually in arrears on May 1 and November 1 of each year (each, an interest payment date), commencing on November 1, 2009, to holders of record on April 15 and October 15, as the case may be (each, a record date), immediately preceding such interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any delay).

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to us for an account maintained by the Holder with a bank located in the United States, we will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Security Registrar within the City and State of New York, unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Security Registrar for the Notes

The trustee will initially act as Paying Agent and Security Registrar. We may change the Paying Agent or Security Registrar without prior notice to the Holders, and we or any of our Subsidiaries may act as Paying Agent or Security Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Security Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note or any portion of a note that has been selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The Holder of a note will be treated as the owner of the note for all purposes.

Optional Redemption

As explained below, we may redeem the notes before they mature. This means that we may repay them early. Other than as described under “— Repurchase at Holders’ Option upon a Change of Control,” Holders have no right to require us to redeem any of the notes.

The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate plus 50 basis points.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption. In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Banc of America Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) which we specify from time to time, except that if any of the foregoing ceases to be a Primary Treasury Dealer, we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., in the City of New York, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Notices of redemption may not be conditional.

If less than all of the notes are to be redeemed at our option, we will notify the trustee at least 45 days prior to the redemption date, or any shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date. The trustee will select, in the manner as it deems fair and appropriate, the notes to be redeemed. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption even if Holders do not collect their money.

Mandatory Redemption and Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at Holders’ Option upon a Change of Control

If a Change of Control shall occur at any time, then we will be required to make an offer to each Holder of notes to purchase such Holder’s notes in whole or in part (equal to $1,000, or an integral multiple of $1,000 in excess thereof), at a purchase price (the Change of Control Purchase Price) in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), pursuant to the offer mechanics described below (the “Change of Control Offer”) and in accordance with the other procedures set forth in the notes; provided, however, that we shall not be obliged to repurchase notes as described under this heading in the event and to the extent that we have unconditionally exercised our right to redeem all of the notes pursuant to the provisions described under ‘‘— Optional Redemption.”

Within 30 days of any Change of Control, we shall notify the trustee thereof and give written notice of such Change of Control to each Holder of notes by first-class mail, postage prepaid, at such Holder’s address appearing in the security register, stating, among other things:

•	that a Change of Control has occurred and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control;

•	the Change of Control Purchase Price and the Change of Control Purchase Date which shall be fixed by us on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Securities Exchange Act of 1934, as amended (the Exchange Act), and any other applicable securities laws and regulations;

•	that any Note not tendered will continue to accrue interest and, unless we default in payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	certain other procedures that a Holder of notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such compliance.

Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute an event of default under our senior secured credit facilities. In addition, certain events that may constitute a change of control under our senior secured credit facilities may not constitute a Change of Control under the notes.

Our future Debt and the Debt of our Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Debt to be repurchased upon a Change of Control.

Moreover, the exercise by the holders of the notes of their right to require us to make an offer to repurchase the notes could cause a default under such Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of the notes upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture or the notes are applicable. Except as described above with respect to a Change of Control, the Indenture and the notes do not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes or to make an offer to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The existence of a Holder’s right to require us to make an offer to repurchase such Holder’s notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire us or our Subsidiaries in a transaction that would constitute a Change of Control.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and the notes applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The trustee will promptly authenticate and deliver a new note or notes equal in principal amount to any unpurchased portion of notes surrendered, if any, to the Holder of notes in global form or to each Holder of certificated notes; provided that each such new note will be in a principal amount of $1,000, or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The definition of “Change of Control” includes a disposition of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether we must make an offer to repurchase the notes as described above.

We will comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant (other than the obligation to make an offer pursuant to this covenant), we will comply with the securities laws and regulations and will not be deemed to have breached our obligations described in this covenant by virtue thereof.

Guarantees

The notes will not be guaranteed by any of our Subsidiaries on the date of original issuance. We may not permit any of our Subsidiaries to guarantee, or become a co-obligor on, any of our Debt Securities or the Debt Securities of any other of our Subsidiaries, or issue any Debt Securities, unless such Subsidiaries also fully and unconditionally guarantee the notes on a senior basis; provided, that a Subsidiary shall not be required to guarantee the notes with respect to Debt existing on the Issue Date, so long as (1) the existing Debt is not subsequently guaranteed by such Subsidiary, (2) the existing Debt is not refinanced with Debt that is guaranteed by such Subsidiary, except for Debt that is refinanced on substantially similar terms as exist on the Issue Date, including Guarantees of such Debt, or (3) such Subsidiary does not subsequently become a co-obligor on the existing Debt. Each Subsidiary delivering a Guarantee of the notes is referred to as a “Subsidiary Guarantor.”

The obligations of the Subsidiary Guarantors under their Notes Guarantees may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

A Subsidiary Guarantor’s Notes Guarantee will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the Capital Stock (or the shares of any holding company of such Subsidiary Guarantor (other than us)) of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) us or a Subsidiary, if the liability with respect to any Debt Securities in connection with which the Notes Guarantee was executed, or would have been executed pursuant to this covenant had a Notes Guarantee not been executed previously, is also released;

(2) upon defeasance and discharge of the notes as provided below under the caption “Defeasance Provisions — Defeasance and Discharge;” or

(3) so long as no Event of Default has occurred and is continuing, such Subsidiary Guarantor is unconditionally released and discharged from its liability with respect to all such Debt Securities in connection with which such Notes Guarantee was executed, or would have been executed pursuant to the second preceding paragraph if such Subsidiary Guarantor had not already executed a Notes Guarantee; or

(4) upon the full and final payment and performance of all of our obligations under the notes.

Certain Covenants

Restrictions on Liens

The Indenture provides that we will not, and will not permit any Domestic Subsidiary to, issue, assume or guarantee any Debt if the Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (“Lien”) upon any Operating Property of ours or of any Domestic Subsidiary or upon any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the notes equally and ratably with the Debt. This restriction does not apply to:

(1) Liens on any property acquired, constructed or improved by us or any Domestic Subsidiary after July 1, 1987, which are created or assumed contemporaneously with, or within 180 days after, that acquisition or completion of that construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within the 180-day period) to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after July 1, 1987, or Liens existing on property at the time of its acquisition (including acquisition through merger or consolidation); provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Domestic Subsidiary;

(2) Liens on property of any corporation existing at the time it becomes a Domestic Subsidiary;

(3) Liens to secure Debt of a Domestic Subsidiary to us or to another Domestic Subsidiary;

(4) Liens in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to the Liens; or

(5) Liens for extending, renewing or replacing Debt secured by any Lien referred to in clauses (1) to (4), inclusive, above or in this clause (5) or any Lien existing on the date that notes were first issued under the Indenture, provided that the principal amount of the new Debt secured by the relevant Lien does not exceed the principal amount of the Debt so secured at the time of the extension, renewal or replacement and that the extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced and improvements on that property.

This restriction does not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt subject to a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of us and our Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value of Sale and Lease-back Transactions existing at that time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of debt securities, including the notes, or of Funded Debt or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be secured with a Lien under clause (1) above), does not exceed the greater of $200,000,000 or 10% of Consolidated Net Tangible Assets.

Restrictions on Sale and Lease-back Transactions

The Indenture provides that we will not, and will not permit any Domestic Subsidiary to, enter into any Sale and Lease-back Transaction unless the net proceeds of the Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or our President or any of our Vice Presidents) of the Operating Property to be leased and either:

(1) we or the Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased without securing the notes or any other debt securities issued under the Indenture, pursuant to clause (1) of the first paragraph or pursuant to the second paragraph under “— Certain Covenants — Restrictions on Liens;” or

(2) the Value thereof would be an amount permitted under the second paragraph under “— Certain Covenants — Restrictions on Liens;” or

(3) we, within 120 days of the effective date of any such arrangement (or in the case of (c) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), apply an amount equal to the fair value (as so determined) of the Operating Property:

(a) to the redemption or repurchase of debt securities issued under the Indenture;

(b) to the payment or other retirement of our Funded Debt that ranks pari passu with the notes or of Funded Debt of a Domestic Subsidiary (other than, in either case, Funded Debt owned by us or a Domestic Subsidiary); or

(c) to the purchase of Operating Property (other than that involved in the Sale and Lease-back Transaction).

Other than the above-described covenants, there are no covenants or provisions contained in the Indenture which may afford holders of notes protection in the event of a highly leveraged transaction involving us.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may, without the consent of any Holders of the notes, consolidate or merge with or into, or convey, transfer or lease our property and assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into us, or convey, transfer or lease its property and assets substantially as an entirety to us, so long as:

•	the Person (if other than us) formed by the consolidation or into which we are merged or which acquires or leases our assets substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes our obligations under the notes and the Indenture;

•	after giving effect to the transaction, no Event of Default with respect to the notes and any other debt securities issued under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default with respect to the notes and such debt securities shall have happened and be continuing;

•	if, as a result of that consolidation or merger or that conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation, as the case may be, effectively secure the notes and the other debt securities issued under the Indenture equally and ratably with (or prior to) all indebtedness secured thereby; and

•	certain other conditions are met.

Events of Default

“Event of Default” under the Indenture will mean with respect to the notes, any of the following:

(1) default in the payment of principal or premium, if any, on the notes when due;

(2) default in the payment of any interest on any notes when due, continued for 30 days;

(3) there shall be a default in the performance or breach of the provisions described in “— Consolidation, Merger and Sale of Assets,” or “— Repurchase at Holders’ Option upon a Change of Control;”

(4) default in the performance, or breach, of any of our other covenants in the Indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes), continued for 60 days after written notice to us by the trustee or the Holders of at least 10% in principal amount of the notes;

(5) there shall be a default under any mortgage, indenture or instrument under which there may be incurred or by which there may be secured or evidenced any Debt by us or any Domestic Subsidiary whether such Debt now exists, or is created after the Issue Date, if that default:

•	is caused by a failure to make any payment when due at the final maturity of such Debt (a Payment Default); or

•	results in the acceleration of such Debt prior to its express maturity,

and, in each case, the amount of any such Debt, together with the amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6) failure by us or any of our Domestic Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) any Notes Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Notes Guarantee;

(8) certain events in bankruptcy, insolvency or reorganization pertaining to us and our Significant Subsidiaries.

If an Event of Default described in clauses (1) through (7) of the prior paragraph with respect to the notes occurs and is continuing, either the trustee or the Holders of at least 25% in principal amount of the notes, by notice to us, may declare the principal of all of the notes to be due and payable immediately and upon such declaration the principal amount will become immediately due and payable. If an Event of Default described in clause (8) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest to the date the notes become due and payable, without any declaration or other act on the part of the trustee or any Holder. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “— Modification and Waiver.”

The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless those Holders offer to the trustee reasonable indemnity. Subject to the provisions for indemnification of the trustee, the Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

No Holder of the notes will have any right to institute any proceeding related to the Indenture or for any remedy thereunder unless:

•	the Holder previously has given written notice to the trustee of a continuing Event of Default with respect to the notes;

•	the Holders of at least 25% in aggregate principal amount of the notes have made written request to the trustee to institute the proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with the request;

•	in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate the proceeding; and

•	during the 60-day period, the trustee has not received from the Holders of a majority of the aggregate principal amount of the notes a direction inconsistent with that request.

Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the Indenture, the Holder of any note will have the right, which is absolute and unconditional, to receive payment of the principal, premium, if any, and interest on the notes and to institute suit for enforcement of any payment, and that right will not be impaired without the consent of that Holder.

We will be required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the Indenture.

Defeasance Provisions

Defeasance and Discharge.  The Indenture provides that we will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the trustee, in trust, of money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on, the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes.

This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the notes occurs during the period ending on the 91st day after the cash or Government Obligations are deposited in trust and other conditions specified in the Indenture are satisfied.

Covenant Defeasance.  The Indenture also provides that, if the debt securities of any series are payable in United States dollars, we may omit to comply with the covenants described above under “Certain Covenants” with respect to the notes if we comply with the following conditions. To exercise this option, we must:

(1) deposit with the trustee money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on, the notes on the Stated Maturity of the payments in accordance with the terms of the Indenture and the notes; and

(2) deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the notes to recognize income, gain or loss for federal income tax purposes and that those Holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to the notes and those notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification and Waiver

We and the trustee may modify and amend the Indenture with respect to the notes with the consent of the holders of a majority in principal amount of the notes. However, without the consent of each affected Holder, no modification or amendment may:

•	change the Stated Maturity of the principal, or any installment of principal or interest, on the notes or alter the provisions with respect to the redemption of the notes;

•	reduce the principal, premium, if any, or any interest rate on the notes;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the Indenture or the currency of payment of principal or interest on the notes;

•	impair the right to institute suit to enforce any payment after the Stated Maturity or redemption date;

•	reduce the percentage of the principal amount of notes required to approve any modification or amendment of the Indenture;

•	reduce the percentage of the principal amount of notes required to approve any waiver of compliance with provisions of the Indenture or the notes or waiver of defaults;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

•	amend, change or modify our obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “— Repurchase at Holders’ Option upon a Change of Control,” including, in each case, amending, changing or modifying any definition relating thereto;

•	except as otherwise permitted under the covenant described under the caption “— Merger, Consolidation and Sale of Assets,” consent to the assignment or transfer by us of any of our rights or obligations under the Indenture;

•	modify certain provisions of the Indenture.

We and the trustee may, without the consent of any Holders of the notes, modify the Indenture with respect to the notes to, among other things:

•	evidence the succession of another Person as obligor under the Indenture and the notes;

•	add to our covenants under the Indenture or add additional Events of Default;

•	change or eliminate any provision of the Indenture, provided that the change or elimination becomes effective only when there is no outstanding note which is entitled to the benefit of that provision;

•	secure the notes pursuant to the requirement described above under “— Certain Covenants — Restrictions on Liens;”

•	establish the form or terms of a series of debt securities; or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent, or make any other provision as to matters or questions under the Indenture, provided that action does not adversely affect the interests of Holders of the notes in any material respect.

The Holders of a majority in principal amount of the notes may, on behalf of the holders of all notes, waive, insofar as that series is concerned, our compliance with specified restrictive covenants in the Indenture, including those described above under “— Certain Covenants.”

The holders of a majority in principal amount of the outstanding notes may, on behalf of the Holders of all notes, waive any past default under the Indenture with respect to the notes. However, they may not waive a default in the payment of principal, premium, if any, or interest on any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding note.

The Trustee

The trustee under the Indenture is Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the trustee and its affiliates. Deutsche Bank National Trust Company Americas also serves as trustee under other indentures under which our securities are outstanding.

Form, Denomination and Registration

The notes will be issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof. The notes will be evidenced by one or more global securities, which we refer to as global notes. The global notes will be deposited with, or on behalf of, DTC or its nominee. Except as set forth in “— Global Notes and Book Entry System” immediately below, the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Global Notes and Book Entry System

DTC will act as securities depository for the notes. DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC has indicated that it would follow the operations and procedures described below for book-entry notes. We have provided these descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

Only participants that have accounts with DTC for the global note or persons that hold interests through these participants may own beneficial interests in book-entry notes. Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, each participant’s account with the principal amount of the book-entry notes represented by the global note that is beneficially owned by that participant.

The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry notes. Ownership of book-entry notes will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC for the global note (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry notes.

So long as DTC, or its nominee, is the registered owner of the global note, DTC or its nominee will be considered the sole owner or Holder of the book-entry notes represented by the global note for all purposes under the Indenture. Except as set forth in the Indenture or the notes, beneficial owners of book-entry notes will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or Holders of these securities under the Indenture. Accordingly, each person who beneficially owns book-entry notes and desires to exercise rights as a Holder under the Indenture must rely on the procedures of DTC for the global note and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights. We understand, however, that under existing industry practice, DTC will authorize the persons on whose behalf it holds a global note to exercise certain rights of Holders of notes.

Payments of principal and, if applicable, premium and interest, on book-entry notes will be made to DTC or its nominee, as the case may be, as the registered Holder of the global note. We and our agents and the trustee and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that DTC, upon receipt of any payment of principal of, premium, if any, or interest on a global note, will immediately credit participants’ accounts with payments in amounts proportionate to the amounts of book-entry notes held by each participant as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in book-entry notes held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants.

Certain Definitions

Set forth below are certain defined terms that will be used in the Indenture or notes. Reference is made to the Indenture, as supplemented, for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means, either our board of directors or our duly authorized executive committee of that board.

“Business Day” as used in this prospectus, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) substantially as an entirety, in one or a series of related transactions, of the properties or assets of us and our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the Exchange Act);

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of our Voting Stock;

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 40% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries less the following:

(1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of original creation thereof but maturing within 12 months from the date of determination;

(2) reserves for depreciation and other asset valuation reserves;

(3) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on the balance sheet; and

(4) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1) was a member of the Board of Directors on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Debt” means all indebtedness for money borrowed.

“Debt Securities” means any Debt (including any Guarantee) issued in the form of a security in connection with a public offering, in a private placement pursuant to Rule 144A, Regulation S or otherwise under the Securities Act of 1933, as amended (the Securities Act), or sold on an agency basis by a broker-

dealer or one of its affiliates and traded or able to be traded on a public or private basis; provided that Debt Securities shall not mean any industrial revenue bonds.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the Holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.

“Domestic Subsidiary” means any Subsidiary which owns an Operating Property.

“Funded Debt” means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

“Government Obligations” means securities of the government which issued the currency in which the notes are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt of another Person.

“Issue Date” means the date of original issuance of the notes under the Indenture.

“Notes Guarantee” means the Guarantee of the notes by a Subsidiary.

“Operating Property” means any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Sale and Lease-back Transaction” means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Domestic Subsidiary or between Domestic Subsidiaries), which Operating Property has been or is to be sold or transferred by us or such Domestic Subsidiary to that Person.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that 5% will be substituted for 10% in each place that it appears in such definition.

“Stated Maturity,” when used with respect to the notes and any payment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or interest payment is due and payable.

“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Value” means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction or (2) the fair value in the opinion of our Board of Directors or our President or any of our Vice Presidents of that property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease which is part of the Sale and Lease-back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

“Voting Stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

On June 1, 2006, we entered into a credit agreement with a group of lenders led by the Royal Bank of Scotland plc, as the administrative agent for the lenders, and on March 8, 2007, we amended this credit agreement to amend the applicable interest rate margins for advances made under the credit agreement. The facility provided for under the credit agreement consists of a $2 billion five-year secured revolving credit facility, a $750 million five-year secured Term A loan, and a $1.25 billion six-year secured Term B loan. Rates on the senior secured credit facilities carry interest rates of LIBOR plus 0.375% to 1.75% or the Prime Rate plus 0.00% to 0.75%, depending on the type of borrowing, with facility fees ranging from 0.10% to 0.50%, both based on our credit ratings. The rates in effect on February 28, 2009, based on our current credit ratings, were 0.20% for the facility fees, LIBOR plus 1.00% for the revolving credit facility advances, LIBOR plus 0.875% for the Term A loan, LIBOR plus 1.25% for the Term B loan and Prime Rate plus 0.00% for base rate advances.

Borrowings under the Term A loan and Term B loan may be repaid, in full or in part, at any time without penalty. The Term A loan has required repayments of 2.50% of the initial drawn balance per quarter for the first four quarters followed by payments of 3.75% of the initial drawn balance per quarter for years two through five, with the remaining balance due five years from the date of the initial borrowing. The Term B loan has required repayments of 0.25% of the initial drawn balance per quarter with the remaining balance due six years from the date of the initial borrowing. Prepayments will be applied pro rata to the remaining amortized payments.

As of February 28, 2009, there were $298 million of outstanding borrowings under the revolving credit facility, the Term A loan had a remaining principal balance of $506 million, of which $113 million was classified as current, and the Term B loan had a remaining principal balance of $1,116 million, of which $11 million was classified as current. As of that date, we had $345 million outstanding for letters of credit under the revolving credit facility, leaving $1,357 million in available capacity. We also had $2 million of outstanding letters of credit issued under separate agreements with financial institutions. These letters of credit primarily support workers’ compensation, merchandise import programs and payment obligations. We pay fees, which vary by instrument, of up to 1.40% on the outstanding balance of the letters of credit.

All obligations under the senior secured credit facilities are guaranteed by each of our material subsidiaries. The obligations are also secured by a pledge of the equity interests in the same material subsidiaries, limited as required by our existing public indentures and those of our subsidiaries, such that the debt issued under those indentures need not be equally and ratably secured.

The credit agreement contains covenants customary for agreements of this type, including, but not limited to, limitations on our ability to (i) create additional liens and other encumbrances on our present or future assets, (ii) merge, consolidate, sell or otherwise dispose of all or substantially all of our assets, (iii) sell, lease, transfer or otherwise dispose of, or permit any of our subsidiaries to sell, lease, transfer or otherwise dispose of its assets or grant any option or other right to purchase, lease, or otherwise acquire its assets, (iv) permit any of our subsidiaries to incur additional indebtedness, (v) enter into sale and lease-back transactions, (vi) enter into certain transactions with our affiliates, (vii) change the character of our business or that of our subsidiaries, and (viii) enter into certain restrictive agreements. We are also required to comply with certain financial tests and maintain certain financial ratios, including a minimum interest expense coverage ratio, and a maximum debt leverage ratio. The interest expense coverage ratio shall not be less than 2.25 to 1.00 for each of the fiscal quarters ending up through December 30, 2009, and moves progressively to a ratio of not less than 2.30 to 1.00 for the fiscal quarters ending December 31, 2009 or thereafter. The debt leverage ratio shall not exceed 4.00 to 1.00 for each of the fiscal quarters ending up through December 30, 2009, and moves progressively to a ratio not to exceed 3.75 to 1.00 for each of the fiscal quarters ending December 31, 2009 or thereafter. As of February 28, 2009, we were in compliance with these covenants.

The credit agreement also includes customary representations, warranties, and events of default, including but not limited to events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, the failure to pay when due principal of or premium or interest on any debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate (excluding debt outstanding under the credit agreement) if the failure to pay continues after the applicable grace period, if any, and bankruptcy and insolvency events.

Medium-Term Notes, Debentures and Other Unsecured Senior Notes

We currently have outstanding $191 million of 7.50% Debentures due 2037 that contain a put option exercisable in May 2009 that would require us to repay the borrowed amounts prior to the scheduled maturity in May 2037. This put option was exercised by holders of approximately $190.8 million aggregate principal amount of these debentures and we expect to settle this put option on May 1, 2009.

In addition, we have several medium-term notes and other notes outstanding, which are scheduled to mature during the second quarterly period (12 weeks) of fiscal year 2010. These include $72.0 million of medium-term notes, which are scheduled to mature in late July 2009, the SUPERVALU 2009 notes, which are scheduled to mature on August 1, 2009, and the Albertson’s 2009 notes, which are scheduled to mature on August 1, 2009.

On April 30, 2009, we commenced an offer to purchase for cash an aggregate principal amount of up to $700.0 million of existing debt securities as follows:

•	the SUPERVALU 2009 notes;

•	the Albertson’s 2009 notes; and

•	the Albertson’s 2010 notes.

The SUPERVALU 2009 notes were issued under the Indenture, which contains certain covenants including, but not limited to, restrictions on our ability and that of our domestic subsidiaries to enter into certain liens and sale and lease-back transactions. For a more detailed description of these covenants, see “Description of the Notes — Certain Covenants.” The Albertson’s 2009 notes and the Albertson’s 2010 notes were issued under an indenture dated as of May 1, 1992, as supplemented, between Albertsons and Morgan Guaranty Trust Company of New York, as trustee. This indenture contains covenants customary for agreements of this type, including, but not limited to, limitations on the ability of our subsidiary, New Albertsons (as successor to Albertsons under such indenture), and its subsidiaries to (1) secure indebtedness with liens and other encumbrances on its or their assets and (2) enter into sale and lease-back transactions. For a description of the tender offer, see “Summary — Tender Offer.”

Accounts Receivable Securitization Program

Our 364-day accounts receivable securitization program permits us to borrow up to $300.0 million on a revolving basis, with borrowings secured by eligible accounts receivable, which remain under our control. The facility fees under this program range from 0.225% to 2.00%, based on our credit ratings. The facility fee in effect on February 28, 2009, based on our current credit ratings, was 0.25%. As of February 28, 2009, there were $354.4 million of accounts receivable pledged as collateral under this program. We expect to renew this program in May 2009.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations and, in the case of non-U.S. Holders (defined below), material U.S. federal estate tax considerations applicable to the purchase, ownership and disposition of the notes. This discussion applies only to initial purchasers who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and who purchase the notes at their “issue price,” which is generally the first price at which notes are issued to the public, pursuant to this offering.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions or insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We encourage partners of partnerships holding notes to consult their tax advisors.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any state, local or foreign income or other tax consequences.

This discussion is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of the notes as described in this discussion.

We encourage you to consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences of purchasing, owning and disposing of the notes that may be applicable to you.

U.S. Holders

The following summary applies to you if you are a U.S. holder. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payment of Interest.  Generally, interest on the notes will be taxable as ordinary interest income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount.  In addition to reporting taxable income on account of stated interest, you, as a U.S. holder, will be required to include other amounts in income if the notes are issued with original issue discount (“OID”) for U.S. federal income tax purposes. The notes will be issued with OID for U.S. federal income tax purposes if they are sold at initial issue for a price that is less than their principal amount by more than a de minimis amount. You must include OID in income as ordinary interest income as such discount accrues under an economic accrual method in advance of the receipt of cash attributable to the discount income, regardless of your regular method of accounting.

As a general rule, a note will bear OID if the excess of the principal amount at maturity of the note over its issue price is equal to or greater than a de minimis amount (generally 1/4 of 1% of the note’s principal amount multiplied by the number of complete years to its maturity from its issue date). The issue price of the note will be the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

If the notes are issued with OID that is not de minimis, the amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your note for each day during the taxable year or portion of the taxable year that you hold your note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. We expect the accrual period to be generally six months in length, corresponding to the interval between interest payments dates, with the final accrual period ending on the maturity date of the notes.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

The stated interest payments on your note are qualified stated interest for the purpose of this calculation. You must determine the note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your note’s adjusted issue price at the beginning of any accrual period by:

•	adding your note’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your note that were not qualified stated interest payments.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note, other than any payment of qualified stated interest, and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest and OID.

Generally, this election will apply only to the note for which you make it. You may not revoke any election to apply the constant-yield method to all interest on a note without the consent of the Internal Revenue Service.

Sale or Other Disposition of Notes.  When you sell or otherwise dispose of a note in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between your adjusted tax basis in the note and the amount realized on the sale or other disposition (which does not include for this purpose any amount attributable to accrued interest, which will be taxed as ordinary interest income as discussed below and as described under “— U.S. Holders — Payment of Interest”). Your adjusted tax basis in your note generally will be your cost in acquiring the note plus any OID previously included in income with respect to your note.

Gain or loss realized on the sale or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Long-term capital gains recognized by certain non-corporate holders, including individuals, generally will be subject to a lower tax rate than applicable to ordinary income. The deductibility of capital losses is subject to limitations.

If you dispose of a note between interest payment dates, a portion of the amount received by you will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds. If you acquire a note for a price that is less than or more than its stated principal amount (other than on account of accrued interest), there may be market discount or premium associated with that note, the treatment of which is subject to special rules under the Code.

Information Reporting and Backup Withholding.  Generally, we must report annually to the Internal Revenue Service (“IRS”) and to you the amount of interest (including OID) and principal payments on your notes and the proceeds of sales or other dispositions of your notes before maturity unless you are an exempt recipient such as a corporation. In general, “backup withholding” (currently at a rate of 28%) may apply to any payments of interest on your notes, and to payment of the proceeds of a sale or other disposition of your notes before maturity, if you are a non-corporate U.S. holder and you fail to provide a correct taxpayer identification number certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is timely provided to the IRS.

Non-U.S. Holders

The following summary applies to you if you are a non-U.S. holder. You are generally a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner (other than a partnership) of notes that is not a U.S. holder, as described above. Special rules may apply to non-U.S. holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such non-U.S. holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Taxation of Interest.  Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments of interest (including accrued OID) on the notes pursuant to the “portfolio interest” exemption of the Code, provided that:

•	the interest is not effectively connected with the conduct by you of a trade or business in the United States;

•	you do not, actually or constructively, own 10% or more of the total combined voting power of all classes of our shares;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us within the meaning of the Code;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) you certify to the applicable payor or its agent, under penalties of perjury, that you are not a U.S. holder and provide your name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) if you hold your note through a securities clearing organization or certain other intermediaries, you and the intermediaries satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest (including accrued OID) made to you will be subject to a 30% U.S. federal withholding tax, unless you provide a properly executed IRS Form W-8BEN or successor form establishing an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of Notes.  You generally will not be subject to U.S. federal income and withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note unless:

•	you are an individual present in the United States for 183 days or more in the year of such taxable disposition and certain other conditions are present, or

•	the gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is attributable to a U.S. “permanent establishment” you maintain. Please read the section below titled “— Non-U.S. Holders — Income Effectively Connected with a U.S. Trade or Business.”

Income Effectively Connected with a U.S. Trade or Business.  If you are engaged in a trade or business in the United States and the interest (including OID), gain or other income in respect of your notes is effectively connected with the conduct of your trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or other income. In this case, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “— Non-U.S. Holders — Taxation of Interest,” if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to the payor on or before any payment date.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest (including accrued OID), gain and other income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Treatment of Notes for United States Federal Estate Tax Purposes.  A note held, or beneficially held, by an individual who is neither a citizen nor a resident (as determined for estate tax purposes) of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) you do not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by you of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply or its application may be modified with respect to a note.

Information Reporting and Backup Withholding.  Generally, we must report annually to the IRS and to you the amount of interest (including OID) and principal payments on your notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable treaty.

In general, you will not be subject to backup withholding with respect to payments of interest and principal on your notes if you have provided the required certification that you are a non-U.S. holder, as described in “— Non-U.S. Holders — Taxation of Interest” above, or have otherwise established an exemption, provided that the payor does not have actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied. You will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of your notes within the United States or sales conducted through certain U.S.-related financial intermediaries, unless you have provided the required certification that you are a non-U.S. holder, as described in “— Non-U.S. Holders — Taxation of Interest” above, or have otherwise established an exemption, provided that the payor does not have actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is timely provided to the IRS.

We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters listed in the table below. Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us, the principal amount of notes listed opposite their names in the table below.

Underwriter	Principal Amount

Credit Suisse Securities (USA) LLC	$
Banc of America Securities LLC
Citigroup Global Markets Inc.
RBS Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Total		$500,000,000

The underwriters have agreed to purchase all of the notes being sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of     % of the principal amount of the notes. The underwriters and selling group members may allow a discount of     % of the principal amount of the notes on sales to other broker-dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker-dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Note	Total

Underwriting Discounts and Commissions paid by SUPERVALU	%	$
Expenses payable by SUPERVALU	%	$

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We expect that the delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fifth business day following the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of pricing or on the next two succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus or the next two succeeding business days should consult their own advisors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. An affiliate of RBS Securities Inc. acts as the administrative agent and a lender, and affiliates of Banc of America Securities LLC and Citigroup Global Markets, Inc. act as co-syndication agents, and are lenders, under our $4 billion senior secured credit facilities that we entered into in June 2006. Affiliates of Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., UBS Securities LLC and U.S. Bancorp Investments, Inc. are also lenders under the facilities. In addition, Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc. are acting as dealer managers in connection with our offer to purchase for cash an aggregate principal amount of up to $700.0 million of the SUPERVALU 2009 notes, the Albertson’s 2009 notes and the Albertson’s 2010 notes as described under “Summary — Tender Offer.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus with the Securities and Exchange Commission (SEC) as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s web site.

We are currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. These reports and other information concerning us may also be inspected at the office of the New York Stock Exchange (NYSE) located at 20 Broad Street, New York, NY 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-3000.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede more dated information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the completion of the offering of all notes offered hereunder or the filing of a post-effective amendment that deregisters all notes then remaining unsold:

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2009;

•	our Current Report on Form 8-K filed on April 30, 2009; and

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended February 23, 2008 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 16, 2008.

Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

You may request a free copy of any and all of the information incorporated by reference herein that we file with the SEC by written or oral request to SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota 55344, Attention: Investor Relations, telephone (952) 828-4000. You may also access our reports and documents via the Internet at http://www.supervalu.com. Information on our web site does not form a part of this prospectus.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Dorsey & Whitney LLP. The underwriters in this offering are being represented by Shearman & Sterling LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and related schedule of SUPERVALU INC. and subsidiaries as of February 28, 2009 and February 23, 2008, and for each of the fiscal years in the three-year period ended February 28, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2009 have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the February 28, 2009 consolidated financial statements refers to adoption of the measurement provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of February 25, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by SUPERVALU INC. (the “Company”) in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$	*
Legal fees and expenses		150,000
Accounting fees and expenses		50,000
Printing and engraving expenses		75,000
Rating agency fees and expenses		500,000
Trustee’s fees and expenses		7,500
Miscellaneous expenses		*

Total	$	*

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b) of the Securities Act of 1933, as amended.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe the person’s conduct was unlawful.

In accordance with the DGCL, Article Eighth of the Company’s Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of the director’s fiduciary duty except:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL providing for liability of directors for unlawful dividends or unlawful stock repurchases or redemptions,

•	for any transaction from which the director derived an improper personal benefit, or

•	for any act or omission occurring prior to the date when said Article Eighth became effective.

The Company’s Restated Bylaws provide that the Company will indemnify any director or officer of the Company and may indemnify any employee or agent of the Company in the discretion of the board of directors for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145 of the DGCL or its successor.

In addition, the Company’s Restated Bylaws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage which was undisclosed to the Company and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Further, the Company’s Restated Bylaws provide that the Company will pay expenses incurred by any person entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, provided that a determination has not been made by an independent legal counsel (who may be the regular counsel for the Company) in a written opinion that it is reasonably likely that the person has not met the applicable standards of conduct for indemnification and provided that the Company has received an undertaking by or on behalf of the person to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by the Company.

Finally, the Company’s Restated Bylaws provide that the Company may, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom the Company shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, if and whenever the board of directors of the Company deems it to be in the best interest of the Company to do so.

The Company maintains directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers and that covers the Company for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 16.	Exhibits

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement between the Registrant and Credit Suisse Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several underwriters.*
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit (3)(i) to the Registrant’s Annual Report on Form 10-K for the year ended February 28, 2004).
4.2	Restated Bylaws, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 3, 2008).
4.3	Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee, relating to certain outstanding debt securities of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-52422)).
4.4	First Supplemental Indenture dated as of August 1, 1990, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-52422)).
4.5	Second Supplemental Indenture dated as of October 1, 1992, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 1992).

Exhibit
Number	Description of Exhibit

4.6	Third Supplemental Indenture dated as of September 1, 1995, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 2, 1995).
4.7	Fourth Supplemental Indenture dated as of August 4, 1999, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period (16 weeks) ended September 11, 1999).
4.8	Fifth Supplemental Indenture dated as of September 17, 1999, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period (16 weeks) ended September 11, 1999).
5.1	Opinion of Dorsey & Whitney LLP.*
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant’s Annual Report on Form 10-K for the year ended February 28, 2009).
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*
23.2	Consent of KPMG LLP.*
24.1	Powers of Attorney.*
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas, as Trustee, under the Indenture.*

*	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 30, 2009.

SUPERVALU INC.

By:	/s/ Sherry M. Smith
Sherry M. Smith
Senior Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 30, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ Jeffrey Noddle Jeffrey Noddle	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)

/s/ Pamela K. Knous Pamela K. Knous	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

* A. Gary Ames	Director

* Irwin Cohen	Director

* Ronald E. Daly	Director

* Lawrence A. Del Santo	Director

* Susan E. Engel	Director

* Philip L. Francis	Director

* Edwin C. Gage	Director

* Garnett L. Keith, Jr.	Director

Signature	Title

* Charles M. Lillis	Director

* Marissa T. Peterson	Director

* Steven S. Rogers	Director

* Wayne C. Sales	Director

* Kathi P. Seifert	Director

* By: /s/ Burt M. Fealing Burt M. Fealing Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement between the Registrant and Credit Suisse Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several underwriters.*
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit(3)(i) to the Registrant’s Annual Report on Form 10-K for the year ended February 28, 2004).
4.2	Restated Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s amendment on Form 8-K/A to Current Report on Form 8-K filed with the SEC on December 21, 2007).
4.3	Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee, relating to certain outstanding debt securities of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-52422)).
4.4	First Supplemental Indenture dated as of August 1, 1990, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-52422)).
4.5	Second Supplemental Indenture dated as of October 1, 1992, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 1992).
4.6	Third Supplemental Indenture dated as of September 1, 1995, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 2, 1995).
4.7	Fourth Supplemental Indenture dated as of August 4, 1999, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period (16 weeks) ended September 11, 1999).
4.8	Fifth Supplemental Indenture dated as of September 17, 1999, between the Registrant and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between the Registrant and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period (16 weeks) ended September 11, 1999).
5.1	Opinion of Dorsey & Whitney LLP.*
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant’s Annual Report on Form 10-K for the year ended February 28, 2009).
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*
23.2	Consent of KPMG LLP.*
24.1	Powers of Attorney.*
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas, as Trustee, under the Indenture.*

*	Filed herewith.